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                                     NEWS RELEASE
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                           PEGASUS GOLD CLOSES HEDGE BOOK

SPOKANE, WA - JANUARY 9, 1997 - Pegasus Gold Inc. (PGU - AMEX, TSE, ME) announced that the lenders under the Company's revolving credit facility have notified Pegasus that they consider all amounts payable under the credit facility accelerated, although they have not yet demanded repayment.

"After consultation with counsel, we have informed our lenders that we disagree with their interpretation of the revolving credit agreement and have reserved our rights concerning their actions," said Werner G. Nennecker, President and Chief Executive Officer.

Under the Company's convertible subordinated notes, acceleration of the revolving credit indebtedness would constitute an event of default. The Company disagrees that its revolving credit indebtedness is accelerated, due and payable.

In addition, over the past several weeks the majority of the Company's gold and other hedge contracts, including foreign exchange contracts, have been closed out. The repurchase of the gold hedges generated a gain of approximately $74.5 million. Pegasus still has forward contracts on 48,000 ounces of gold for delivery in 1998 at an average realized price of $524 per ounce. The remaining gold hedge position has a mark-to-market value of approximately $10.8 million at a gold price of $285 per ounce.

The termination of the Australian dollar hedges generated a loss of approximately $18.6 million. The lenders have notified the Company that they have exercised their right to set-off proceeds of approximately $58 million from the termination of gold contracts against foreign currency losses of $2.4 million and the balance against amounts owing under the revolving credit facility. The remaining foreign currency losses of $16.2 million have not been settled with the financial institutions.

Statements in this release which are not historical data are forward looking and involve a number of risks and uncertainties, including but not limited to the price of gold and other commodities and currencies, production, construction and permitting or regulatory delays, reserve estimation of tonnage, grade and metallurgical recoveries, exploration success and reserve growth, litigation, capital costs, and other risks that are detailed in the Company's SEC filings.

Pegasus Gold Inc. is an international gold mining company headquartered in Spokane, Washington. Pegasus, a Canadian company by incorporation, currently produces about 475,000 ounces of gold from its operations. The Company carries out exploration internationally through offices located in Santiago, Chile; and Panama City, Panama. The common shares of Pegasus are traded under the symbol PGU on the American, Toronto

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and Montreal stock exchanges.  Options on the Company's common shares are traded on the Chicago Board Options Exchange and the Montreal Exchange.


FOR FURTHER INFORMATION:

John W. Pearson
Vice President, Investor and Public Relations
Pegasus Gold Corp.

509-624-4653